Exhibit 3.1(a)

Amendment to Articles of Incorporation Government of Puerto Rico Department of State Transaction Date: 10 - Jul - 2023 Register No: 430601 Order No: 28367762 430601 - UNUSUAL MACHINES, INC. A resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable. RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the following Article(s) STATEMENT UNDER PENALTY OF PERJURY IN WITNESS WHEREOF, I, Conway, Annick [Attorney/Paralegal - Paralegal] the undersigned, being authorized to file amendment(s) for the corporation, hereby swear that the facts herein stated in this certificate are true, this 10th day of July, 2023. Supporting Documents Amendment Description Certificate of Amendment to the Amended and Restated Certificate of Incorporation Document Date Issued Other Corporate Resolution 10 - Jul - 2023 10 - Jul - 2023 Amendment to Articles of Incorporation Page 1 of 1

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CERTIFICATE OF AMENDMENT I, Omar J. Marrero Díaz, Secretary of State of the Government of Puerto Rico, CERTIFY : That on July 10, 2023 , at 09:34 PM , "UNUSUAL MACHINES, INC." , registry number 430601 , performed the following amendment : Description Certificate of Amendment to the Amended and Restated Certificate of Incorporation IN WITNESS WHEREOF , the undersigned by virtue of the authority vested by law, hereby issues this certificate and affixes the Great Seal of the Government of Puerto Rico, in the City of San Juan, Puerto Rico, today, July 10, 2023. Omar J. Marrero Díaz Secretary of State Page 1 of 1

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Certificate of Amendment to the

Amended and Restated Certificate of Incorporation of

Unusual Machines, Inc.

Pursuant to Section 3682 of the Puerto Rico General Corporations Act, the undersigned corporation hereby submits this Certificate of Amendment for the purpose of amending its Amended and Restated Certificate of Incorporation:

1.	The name of the corporation is Unusual Machines, Inc. (the “Corporation”).

2.                  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

Article 4 of the Amended and Restated Certificate of Incorporation is hereby amended by adding the following:

As of 12:01 am Puerto Rico Time on July 10, 2023, or such later date as may be required by the Puerto Rican Secretary of State (the “Effective Time”), there shall be effected a reverse stock split (the “Reverse Stock Split”) pursuant to which each two shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one share of common stock of the Corporation (“New Common Stock”). No fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. To the extent that any stockholder would have otherwise been deemed to own a fractional share of New Common Stock after the Effective Time as a result of the Reverse Stock Split, such fractional share resulting from the Reverse Stock Split shall instead be rounded up to the nearest whole share. Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (each, an “Old Certificate”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (each, a “New Certificate”) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificate(s) so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered by such stockholder. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer.

3.                  The foregoing amendment was approved by, and proposed and recommended to the Corporation’s stockholders by the Board of Directors of the Company on May 3, 2023 and July 1, 2023, and approved by the stockholders of the Corporation on June 23, 2023 in accordance with Section 3657 of the Puerto Rico General Corporations Act.

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of July, 2023.

Unusual Machines, Inc.

By:	/s/ Brandon Torres Declet
Name: Brandon Torres Declet
Title: Chief Executive Officer

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UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

UNUSUAL MACHINES, INC.

The undersigned, being all the members of the Board of Directors (the “Board”) of Unusual Machines, Inc., a Puerto Rico corporation (the “Company”), hereby consent to the following action in lieu of holding a meeting, all pursuant to Section 35561(e) of the Puerto Rico General Corporations Act.

WHEREAS, as of June 23, 2023, stockholders of the Company holding a majority of outstanding voting power approved amending the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of one-for-two, thereby combining every two outstanding shares of common stock of the Company into one share of common stock (the “Reverse Stock Split Amendment”).

NOW, THEREFORE, BE IT:

RESOLVED, that the Board deems it advisable and in the best interests of the Company and its stockholders to approve an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split Amendment, with any fractional shares rounded up to the nearest whole share; it is further

RESOLVED, that the Board authorizes the Company to file a Certificate of Amendment to the Certificate of Incorporation with the Puerto Rico Secretary of State and to pay any and all fees related to such filing to effect the Reverse Stock Split Amendment; it is further

RESOLVED, that the proper officers of the Company are authorized and empowered to take such further action as is reasonably necessary to carry out fully the effect of the foregoing resolutions; and it is further

RESOLVED, that this Unanimous Written Consent may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Unanimous Written Consent may be by actual, electronic (including DocuSign or email), or facsimile signature.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned member of the Board of Directors have executed this Unanimous Written Consent effective as of the date set forth below.

6/30/2023	/s/ Brandon Torres Declet
Brandon Torres Declet, Director

6/30/2023	/s/ Cristina Colon, Director
Cristina Colon, Director

6/30/2023	/s/ Jeffrey Thompson, Director
Jeffrey Thompson, Director

6/30/2023	/s/ Robert Lowry
Robert Lowry, Director

6/30/2023	/s/ Thomas Walker
Thomas Walker, Director

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